                              Exhibit 23(d)(2)(nnn)

            Amendment to Sub-Investment Advisory Agreement - TA IDEX
                           BlackRock Natural Resources

                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                      BLACKROCK INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of January 2, 2007 to the Sub-Advisory Agreement dated October 3, 2006 between Transamerica Fund Advisors, Inc. and BlackRock Investment Management, LLC (the "Agreement").

In consideration of the mutual covenants contained herein, the parties agree as follows:

     The Agreement is hereby revised to include TA IDEX BlackRock Natural Resources, effective January 2, 2007. Accordingly, effective January 2, 2007, Schedule A to the Sub-Advisory Agreement dated October 3, 2006 is replaced as follows:

               FUNDS                                     SUB-ADVISER COMPENSATION*
-----------------------------------   --------------------------------------------------------------
TA IDEX BLACKROCK GLOBAL ALLOCATION   0.44% of assets up to $100 million of the Fund's average daily net assets; and 0.32% of the Fund's average daily net assets in excess of $100 million

 TA IDEX BLACKROCK LARGE CAP VALUE      0.35% of the first $250 million of the Fund's average daily net assets; 0.325% of the Fund's average daily net assets over
                                         $250 million up to $750 million; and 0.30% of the Fund's
                                           average daily net assets in excess of $750 million**

TA IDEX BLACKROCK NATURAL RESOURCES     0.40% of the first $250 million of the Fund's average daily net assets; 0.375% from $250 million to $500 million; 0.35% in excess of $500 million of the Fund's average daily net assets

*    As a percentage of average daily net assets on an annual basis.

** The fees payable for TA IDEX BlackRock Large Cap Value will be based upon the average daily net assets, on a combined basis, for both TA IDEX BlackRock Large Cap Value and the BlackRock Large Cap Value portfolio of AEGON/Transamerica Series Trust.

In all other respects, the Sub-Advisory Agreement dated October 3, 2006 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 2, 2007.

TRANSAMERICA FUND ADVISORS, INC.


By: /s/ John K. Carter
    ---------------------------------
Name: John K. Carter
Title: President and Chief Executive
       Officer


BLACKROCK INVESTMENT MANAGEMENT, LLC


By: /s/ Denis R. Molleur
    ---------------------------------
Name: Denis R. Molleur
Title: Managing Director